Exhibit 10.1

Addendum to Employment Agreement

This Addendum (the “Addendum”) to Employment Agreement is entered into between Medgenics, Inc. (“Medgenics”), its wholly owned subsidiary, Medgenics Medical Israel, Ltd. (the “Company”) and Phyllis Bellin (the “Employee”) as of July 15, 2014.

WHEREAS as of November 1, 2005 the Employee has been employed by the Company;

WHEREAS, the Employee, the Company and Medgenics are parties to that certain Employment Agreement dated July 1, 2007 (the “Employment Agreement”). Capitalized terms in this Addendum have the same meaning attributed to them in the Employment Agreement, unless otherwise stated;

WHEREAS, with effect as of and from July 1, 2014 (the “Determining Date”), the Employee, the Company and Medgenics desire to amend the Employment Agreement to reflect certain changes; and

WHEREAS, pursuant to Section 14.8 of the Employment Agreement, the Employment Agreement may be amended by written agreement of the Employee and the CEO, with the approval of the Board;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the parties set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties, intending to be legally bound, hereby expressly covenant, consent, and agree as follows:

1.	The recitals to this Addendum constitute an integral part hereof.

2.	Commencing as of and from the Determining Date, the following changes to the Employment Agreement shall come into force:

2.1.	Amendment to Section 1 of the Employment Agreement. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Position. The Employee shall serve as an officer of the Company with the title Vice President of Administration, Misgav and, in such capacity, the Employee shall jointly report to the Chief Financial Officer of Medgenics (“CFO”), currently John Leaman, and the Senior Vice President, Research & Development of Medgenics (“Site Head”), currently Nir Shapir.”

2.2.	Amendment to Section 2.1 of the Employment Agreement. Section 2.1 of the Employment Agreement shall be deleted in its entirety and replace with the following:

“The Employee shall be employed on a part time basis as 60% of full time, at least three days a week, 8.5 hours per day and shall perform her duties faithfully, honestly, diligently and with due skill, care and attention. The Employee may not be employed by or provide services to any other entity, nor engage directly or indirectly in any other work or business, without the prior, express, written permission of the Company.

The Employee shall be responsible for supporting the Site Head in the management of the Misgav site. Under the direction of the Site Head, the Employee will direct, promote, and coordinate the operations of the Misgav site in a manner that will support the R&D activities that are the primary function of the Company, and to help achieve the Company’s and Medgenics’ mission, goals, and objectives. The Employee’s areas of activity related to the Misgav site shall include:

(a)	Serve as member of the Misgav site leadership team

(b)	Finance activities including:

Bank relations in Israel

Currency management

Israeli option plan and laws

Payroll

Local budget process

Office of Chief Scientist relations

(c)	Administrative functions, including purchasing and logistics, vendor relations

(d)	Codification and implementation of Company procedures manual

(e)	IT systems

(f)	Legal affairs and relations with Israeli income tax authorities and Israel Social Security.

(g)	Building and facility management.

(h)	Relationship with municipality and other regulators (other than Health Ministry) business license, etc.

(i)	Insurance

(j)	Preparation of financial reports of the Company and relations with auditors

(k)	Oversight support in connection with financial controls (SOX)

(l)	Accounting for the Company

(m)	Tax planning, insurance, transfer pricing for the Company

(n)	Support Medgenics fundraising with due diligence, documentation, etc.

2

(o)	Board Member of MMI”

2.3.	Amendment to Section 2.5 of the Employment Agreement: Section 2.5 of the Employment Agreement shall be amended by adding the following sentence at the beginning of such Section 2.5:

“The Company and the Employee shall mutually agree on which days the Employee shall work and the parties acknowledge and agree that the particular days may vary from week to week.”

2.4.	Amendment to Section 4.1 of the Employee Agreement. Section 4.1 shall be amended to delete “$9,000 per month (payable on the ninth day of each month)” with “$100,000 per annum (payable in monthly installments on the ninth day of each month)”. Unless specifically stated otherwise, all the Employee’s social benefits which are salary-based, will be calculated according to this new salary at a rate of $100,000 per annum, or $8,333.33 per month. All references to the Salary in the Employment Agreement, as amended by this Addendum, shall apply to this new salary, including without limitation the references to “annual Salary” in Section 4.3 (as amended below), the references to “Salary” in Sections 5.1 and 5.3, the reference to “full salary” in Section 5.2 and the reference to “salary” in Section 7.2.

2.5.	Amendments to Section 4.3 and 4.4 of Employment Agreement. Sections 4.3 and 4.4 of the Employment Agreement shall be deleted in their entirety and Section 4.3 shall be replaced with the following:

“Notwithstanding anything to the contrary, any bonus paid to the Employee hereunder shall not constitute Salary for purposes of social benefits, severance pay or otherwise. The Employee may be entitled to receive an annual discretionary bonus up to 35% of annual Salary, the terms and conditions of which shall be determined jointly by the CFO and Site Head and recommended to the Board for approval. Any bonus paid shall be subject to all applicable statutory deductions. Notwithstanding anything to the contrary contained herein, in the event that the Board determines to grant the Employee a bonus for calendar year 2014, such bonus shall be calculated as if the Employee has worked on a full time basis throughout 2014 at an annual salary of $152,500.”

2.6.	Amendment to Section 5.1 of Employment Agreement. Section 5.1 of the Employment Agreement shall be deleted in its entirety and be replaced with the following:

“The Employee shall continue to be entitled to contributions to a Managers Insurance Policy (the “Policy”) or to a comprehensive pension plan (the “Pension Plan”), or a combination of the two [at the Employee’s discretion], at the following monthly rates:

In the event the Employee chooses a Policy, the Company will pay (i) an amount equal to 8.33% of the monthly Salary towards severance pay component; and (ii) an amount equal to 5% of the monthly Salary towards the savings and risk component. In addition, the Company shall also make provision for the loss of the earning capacity component at the lower of 2.5% of the monthly Salary or a rate which is required to ensure 75% of the monthly Salary. The Company shall also deduct 5% of the monthly Salary to be paid on the Employee’s account towards the Policy.

3

In the event the Employee chooses a Pension Plan, the Company will pay (i) an amount equal to 8.33% of the monthly Salary towards severance pay component; and (ii) an amount equal to 6% of the monthly Salary towards the savings and risk component. The Company shall also deduct 5.5% of the monthly Salary to be paid on the Employee’s account towards the Pension Plan.

As of the Determining Date, the settlement regulated in the General Order as amended (attached as Appendix A), published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to the Employee’s pension arrangement pursuant to this Section 5.1 will therefore constitute the Employee’s entire entitlement to severance pay in respect of the paid salary, in place of any severance pay to which the Employee otherwise may have become entitled at law.

The Company waives all rights to have its payments refunded, unless the Employee’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that the Employee withdraws monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.”

2.7.	Amendment to Section 6.2 of the Employment Agreement. The parties agree and acknowledge that as of the Determining Date the Employee has accrued 77.06 days of paid vacation, representing $33,780 in benefits based on her past salary (the “Accrued Vacation Amount”), the Accrued Vacation Amount shall be paid to the Employee upon the termination of the Employment Agreement, unless the Employment Agreement is terminated for cause as provided in Section 7.3 of the Employment Agreement. Section 6.2 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“The Employee shall be entitled to (cumulative) paid vacation of 17.6 days for calendar year 2014. For all calendar years, commencing on or after January 1, 2015, the Employee shall be entitled to (cumulative) paid vacation of the greater of 13 days or the number of days required by applicable law. Paid vacation days are accrued pro rata through the year.”

2.8.	Amendment to Section 7.1 of the Employment Agreement. Section 7.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

4

“Term. The term (the “Term”) of the Employee’s employment under this Agreement shall commence as of the Effective Date and end on June 30, 2015, unless sooner terminated as provided herein. The Term shall be extended for one (1) additional year beginning on July 1, 2015 and on each July 1 hereafter in the event that the parties agree in writing to so extend no later than ninety (90) days prior to such July 1st. In the event that the parties do not so agree, then the Term shall not be extended for an additional year and the Agreement will end without any requirement for further prior notice. Upon the termination of Term for any reason, the Employee agrees to resign, effective upon such termination, from the board of directors of the Company. Notwithstanding the above, during the Term or any extended term, each party may terminate this Agreement by providing the other party written notice as provided in Section 7.2 below.”

2.9.	Amendment to Section 7.2 of the Employment Agreement. Section 7.2 of the Employment Agreement shall be amended by adding the following to the end of such Section 7.2:

“The Employee’s social benefits provided above shall be pro-rated to Employee’s scope of employment through the effective termination date, all in accordance with applicable law. In the event of a termination of employment by the Company (other than for cause as provided in Section 7.3), the Employee shall be entitled to receive an amount (the “Special Payment”) equal to the product of (x) three (3), multiplied by (y) the sum of (I) the result of $13,333, less Employee’s then current monthly Salary (the “Extra Payment”), plus (II) an amount equal to 21.83% of the Extra Payment. In the event that the Company does not agree to extend the Term for an additional one-year period as provided in Section 7.1, then the Employee shall also be entitled to receive the Special Payment. For the avoidance of doubt, the Special Payment shall not constitute Salary for purposes of social benefits, severance pay or otherwise.”

2.10.	Amendment to Section 11 of the Employment Agreement. Section 11 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Upon termination of this Agreement by the Company for any reason whatsoever other than by death, disability or cause, as defined in Section 7.3 above, the Employee shall be entitled to receive the following (the “Termination Payment”): (i) the Accrued Severance Amount (as defined below), and (ii) an amount equal to the product of (x) the number of full 12 month periods occurring during the period commencing the Determining Date and ending the effective termination date, multiplied by (y) an amount equal to her monthly salary and the value of the social contributions set forth in Section 5.1 and 5.3 above, each as in effect as of the effective termination date. The amount of any severance amounts due to the Employee from any source (including the amounts accumulated in the Employee's severance fund in her pension arrangements) with respect to her entire period of work and under applicable law shall be applied against the Termination Payment such that the Employee does not receive severance pay (whether a lump sum payment or in the framework of the release of the amounts accrued in her severance fund) in excess of the Termination Payment. The Termination Payment (after the said deduction of applicable severance pay) shall be paid on or about the effective termination date. Upon a termination by the Company for death, disability or cause as defined in Section 7.3 or a termination by the Employee, the Employee shall not be entitled to receive any severance or other amounts, except if and as required under Section 5.1 above.

5

In addition to the Termination Payment, upon termination of employment the Employee shall receive the Accrued Vacation Amount, plus redemption of all vacation days lawfully accrued and unused after the Determining Date through the effective termination date and any outstanding recuperating pay (if any) pursuant to Section 6.3, all paid in a lump sum on or about the effective termination date.

The parties agree and acknowledge that, as of the Determining Date, the Company has accrued for the benefit of the Employee, an amount of $187,041 (the “Accrued Severance Amount”), which amount represents what the Employee would be entitled to receive as a special payment (prior to the deduction of any statutory severance pay required to be paid under applicable law) pursuant to Section 11 (in effect prior to the date of this Addendum) if her employment had been terminated by the Company as of the Determining Date.”

2.11.	Options.

Medgenics shall recommend to the Compensation Committee of the Board of Directors of Medgenics approval of the following, subject to the provisions of the Medgenics Stock Incentive Plan, as amended:

2.11.1.	Acceleration of vesting: the vesting schedule of all options granted to the Employee by Medgenics and held by the Employee as of the date of this Addendum (the “Options”) shall be accelerated upon the termination of the Employee’s employment by the Company, unless termination of employment was for Cause as defined in the Israeli Award Agreements executed between the Employee and Medgenics (the “Award Agreement”).

2.11.2.	Post termination exercise: Notwithstanding any provisions of the Medgenics Stock Incentive Plan and the relevant Award Agreements to the contrary, upon the termination of the Employee’s employment by the Company, except in the event of termination of employment for Cause as defined in the Award Agreements, the Options shall be exercisable until their stated expiration dates.

6

3.	General

3.1.	For the avoidance of doubt, the Employee was and will continue to be employed solely by the Company (and not by any other entity, including Medgenics).

3.2.	By signing this Addendum, the parties hereby agree and confirm that the Employment Agreement has been duly modified by this Addendum.

3.3.	Except as set forth herein, this Addendum shall not affect any provisions in the Employment Agreement, which shall remain in full force and effect.

3.4.	For the avoidance of doubt, all of the payments and benefits provided to the Employee under the Agreement and this Addendum are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

3.5.	In the event of any inconsistency between the provisions of this Addendum and the terms of the Employment Agreement, the provisions of this Addendum shall prevail.

7

IN WITNESS WHEREOF the parties have duly executed this Addendum:

/s/ Phyllis Bellin			7/15/2014
Phyllis Bellin			Dated

Medgenics Medical Israel Ltd.

By:	/s/ Michael Cola		7/15/2014
	Its:	Director	Dated

Medgenics, Inc.

By:	/s/ Michael Cola		7/15/2014
	Its:	President and CEO	Dated

8

Appendix A
General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)	an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.